Exhibit 5.1

6 November 2009

Your reference
Diageo Finance B.V. Molenwerf 10-12 1014 BG Amsterdam The Netherlands and Diageo plc 8 Henrietta Place London W1G 0NB United Kingdom	Our reference SRBP/GGB Direct line 020 7090 3650

Dear Sirs,

Issue of U.S. $500,000,000 3.25% notes due 2015 (the “Securities”) by Diageo Finance B.V. (the “Issuer”), guaranteed as to payment of principal and interest by Diageo plc (the “Guarantor”)

We have acted as English legal advisers to the Guarantor in connection with the issue of the Securities.

This opinion is delivered in connection with the prospectus supplement in respect of the Securities of the Issuer and the Guarantor filed with the United States Securities and Exchange Commission (the “SEC”) on or around 3 November 2009 (together with the registration statement filed on Form F-3 on 15 September 2008, the “Registration Statement”).  We have not been concerned with investigating or verifying the facts set out in the Registration Statement.

For the purpose of this opinion, we have examined copies or drafts of the following documents:

1.             the indenture dated 8 December 2003 between the Issuer, the Guarantor and the Bank of New York Mellon (the “Indenture”) including the form of guarantees to be given by the Guarantor (“Guarantees”);

2.             a copy of an extract from the minutes of a meeting of the board of directors of the Guarantor held on 14 December 2000 attached to the Deputy Secretary’s Certificate referred to in paragraph 8 below;

3.             a copy of an extract from the minutes of a meeting of the standing committee of the board of directors of the Guarantor held on 11 November 2003 attached to the Deputy Secretary’s Certificate referred to in paragraph 8 below;

4.             a copy of an extract from the minutes of a meeting of the board of directors of the Guarantor held on 27 August 2008 attached to the Deputy Secretary’s Certificate referred to in paragraph 8 below;

5.             a copy of an extract from the minutes of a meeting of the Finance Committee of the Guarantor held on 15 September 2008 attached to the Deputy Secretary’s Certificate referred to in paragraph 8 below;

6.             a copy of extracts from the minutes of a meeting of the board of directors of the Guarantor held on 26 August 2009 attached to the Deputy Secretary’s Certificate referred to in paragraph 8 below;

7.             a copy of an extract from the minutes of a meeting of the Finance Committee of the board of directors of the Guarantor held on 3 November 2009 attached to the Deputy Secretary’s Certificate referred to in paragraph 8 below;

8.             the deputy secretary’s certificate dated 6 November 2009 in respect of the Guarantor (the “Deputy Secretary’s Certificate”); and

9.             entries shown on CH Direct print outs obtained by us from the Companies House database at 10.00 a.m. on 6 November 2009 of the file of the Guarantor maintained at Companies House (the “Company Searches”).

This letter sets out our opinion on certain matters of the law of England and Wales as at today’s date.  We have not made an investigation of, and do not express any opinion on, any other law.  This letter is to be construed in accordance with the law of England and Wales.

For the purposes of this letter we have assumed:

(i)            the conformity to original documents of all copy or draft documents examined by us and that the copy of the memorandum and articles of association of the Guarantor examined by us (which is attached to the Deputy Secretary’s Certificate) is complete and accurate and conforms to the original;

(ii)           the Indenture, the Guarantee and the Securities are valid and binding on the parties under the laws of the State of New York (“New York law”) by which the Indenture, the Guarantee and the Securities are expressed to be governed;

(iii)          that the Securities will be duly issued, authenticated and delivered in accordance with the provisions of the Indenture;

(iv)          that the Issuer has the capacity, power and authority to effect the execution, delivery or issue of the Securities;

(v)           that no law of any jurisdiction outside England and Wales would render such execution, delivery or issue illegal or ineffective and that, insofar as any obligation under the Indenture, the Guarantee or the Securities is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;

(vi)          that each Security will be in the form set out in Article Two of the Indenture and will be subject to the terms and conditions of the Indenture;

(vii)         that the terms and conditions applicable to the Securities will not be inconsistent with the Registration Statement;

(viii)        that (1) the information disclosed by the Company Searches and by our telephone search on 6 November 2009 at 10.18 a.m. at the Central Registry of Winding-up Petitions in relation to the Guarantor (together the “Searches”) was then complete, up-to-date and accurate and has not since then been altered or added to and (2) the Searches did not fail to disclose any information relevant for the purposes of this opinion;

(ix)          that (i) no proposal for a voluntary arrangement, and no moratorium has been obtained, in relation to the Issuer under Part I of the Insolvency Act 1986, (ii) the Guarantor has not given any notice in relation to or passed any voluntary winding-up resolution, (iii) no application has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of the Guarantor, and no step has been taken to dissolve the Guarantor, (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to the Guarantor or any of its assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and (v) no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales;

(x)           that the minutes referred to in paragraphs 2, 3, 4, 5, 6 and 7 above are a true record of the proceedings described therein of duly convened, constituted and conducted meetings of the Guarantor’s board of directors (and of the Finance Committee and Standing Committee thereof) acting in the interests and for a proper purpose of the Guarantor and that the relevant meeting was duly held and that the authorisations given and resolutions passed thereat have not subsequently been amended, revoked or superseded and that, in making any subsequent decision, the directors of the Guarantor and any committee or person to whom they have delegated any such decision will act in accordance with their duties as directors;

(xi)          that the Indenture and the Guarantee are entered into by the Guarantor in good faith and in furtherance of its objects under its memorandum and articles;

(xii)         that the Indenture and the Guarantee are in the best interests and to the advantage of the Guarantor and likely to promote the success of the Guarantor;

(xiii)        the accuracy and completeness of the statements made in the Deputy Secretary’s Certificate;

(xiv)        that, for United Kingdom tax purposes, the Guarantor is resident in, and only in, the United Kingdom and that interest and other amounts payable by the Issuer on the Securities do not and will not have a UK source;

(xv)         that, for United Kingdom tax purposes, the Issuer is resident in the Netherlands, is not, and has never been, resident in the United Kingdom and does not have a permanent establishment in the United Kingdom; and

(xvi)        that the Indenture, the Guarantee and the Securities have the same meaning and effect as if they were governed by English law.

Based on and subject to the foregoing and subject to the reservations mentioned below and to any matters of fact not disclosed to us, we are of the opinion that:

1.             The Guarantor is a public limited company duly incorporated under the laws of England and Wales and is a validly existing company.

2.             The Indenture has been duly authorised by the Guarantor.  The Indenture has been duly executed and delivered by the Guarantor.

3.             On the assumption that the Indenture does create valid and binding obligations of the parties under New York law, English law will not prevent any provisions of the Indenture from being valid and binding obligations of the Guarantor.

4.             The statements in the Registration Statement in the eighth sentence of the section headed “Enforceability of Certain Civil Liabilities”, in the last paragraph of the section headed “Description of Debt Securities and Guarantees - Payment of Additional Amounts” and in the section headed “United Kingdom Taxation of Debt Securities”, in each case as amended or supplemented by the prospectus supplement, and also the section headed “Taxation” in the prospectus supplement, insofar as they are summaries of tax considerations or refer to statements of law or legal conclusions, in all material respects present fairly the information shown.

Our reservations are as follows:

I.                                        Undertakings, covenants and indemnities contained in the Indenture or the Guarantee may not be enforceable before an English court insofar as they purport to require payment or reimbursement of (a) the costs of any unsuccessful litigation brought before an English court or (b) any stamp duties.

II.            Insofar as any obligation under the Indenture, the Guarantee or the Securities is to be performed in any jurisdiction other than England and Wales, an English court may have to have regard to the law of that jurisdiction in relation to the manner of performance and the steps to be taken in the event of defective performance.

III.           We express no opinion as to whether specific performance, injunctive relief or any other form of equitable remedy would be available in respect of any obligation of the Guarantor under or in respect of the Indenture, the Guarantee or the Securities.

IV.           The obligations of the Guarantor under or in respect of the Indenture, the Guarantee and the Securities will be subject to any law from time to time in force relating to liquidation or administration or any other law or legal procedure affecting generally the enforcement of creditors’ rights.

V.             In our opinion under English law there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the United States Federal or State securities laws.

VI.           The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to the Guarantor or any of its assets. For example, information required to be filed with the Registrar of Companies or the Central Registry of Winding up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

This opinion is addressed to you in connection with the filing of the Registration Statement.

We consent to the references to our name and opinion under the captions “Enforceability of Certain Civil Liabilities”, “United Kingdom Taxation of Debt Securities” and “Validity of Securities” in the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required within section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Yours faithfully,

/s/ SLAUGHTER AND MAY